Exhibit 99.1

FOR IMMEDIATE RELEASE
SEPTEMBER 14, 2012

CHAMPION REPORTS RESULTS FOR 3rd QTR. AND YEAR TO DATE 2012

Huntington, WV- - Champion Industries, Inc. (OTCQB/CHMP) today announced a third quarter 2012 net loss from continuing operations of $(1.1) million or $(0.10) per share on a basic and diluted basis. This compares to net income from continuing operations of $0.8 million or $0.08 per share on a basic and diluted basis for the three months ended July 31, 2011.  The Company reported net income from discontinued operations for the three months ended July 31, 2012 and 2011 of $0.5 million and $0.1 million or $0.05 and $0.01 on a basic and diluted per share basis.

Net loss from continuing operations for the nine months ended July 31, 2012 was $(22.2) million or $(1.96) per share on a basic and diluted basis. This compares with net income from continuing operations of $1.2 million or $0.11 per share on a basic and diluted basis for the nine months ended July 31, 2011. The Company reported net income from discontinued operations for the nine months ended July 31, 2012 and 2011 of $0.5 million and $0.3 million or $0.04 and $0.03 on a basic and diluted per share basis.

The losses for the nine months ended July 31, 2012 were, primarily reflective of pre-tax non-cash charges of $9.5 million, associated with impairment of goodwill at the newspaper segment and an increase in the deferred tax asset valuation allowance of approximately $15.4 million primarily related to taxes associated with continuing operations. The reduction in net income from the third quarter of 2012 to the third quarter of 2011 was primarily reflective of a pre-tax gain on early extinguishment of debt to a related party recorded in the third quarter of 2011 of $1.3 million and higher SG&A expenses primarily associated with professional fees related to the Company’s secured syndicated debt.

Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “Our first nine months of 2012 were negatively impacted by two charges associated with certain non-cash events. When we step back and look at the fundamental operations of the Company we have grown sales for the year to date period to $80.2 million from $76.6 million in the previous year or 4.6% and when we look at the third quarter of 2012 compared to the prior year we have grown sales 2.9%. We believe this is indicative of our ability to successfully operate our businesses while devoting substantial efforts, funds and resources to identify an appropriate deleveraging path with our secured lenders. As a result of these actions we incurred approximately $1.4 million in increased non-legal professional fees primarily associated with actions associated with our credit facilities.  The Company continues to work diligently to implement a restructuring plan submitted to our secured lenders and we believe certain facets of this plan will improve overall productivity and efficiency of the Company while assisting in addressing credit challenges to assist in a refinancing. The Company continues to remain focused on our customer base and is cognizant of the need to allocate resources to assure we are serving the needs of our customers. We also must address our secured lenders concerns and identify a path to refinancing our credit which will be beneficial for all stakeholders.”

Revenues for the three months ended July 31, 2012 were $26.3 million compared to $25.6 million in the same period in 2011. This change represented an increase in revenues of $0.7 million or 2.9%. The printing segment revenues were flat while the office products and office furniture segment experienced an increase of $0.9 million or 10.4%. The newspaper revenues for the quarter decreased $0.2 million or 5.2% when compared to the prior period. On a year to date basis for the nine months ended July 31, 2012 revenues increased to $80.2 million from $76.6 million in the prior year or 4.6%. The printing segment experienced an increase of 4.6% from $40.6 million to $42.5 million. The office products and office furniture segment experienced an increase of 7.7% from $25.2 million to $27.1 million. The newspaper segment revenues decreased by 2.3% during this period to $10.6 million in 2012 from $10.8 million in 2011.

At July 31, 2012, the Company had approximately $41.3 million of interest bearing debt, of which $38.7 million is syndicated. The syndicated debt has been reduced by approximately $46.8 million since inception of the debt, which resulted primarily from the acquisition of The Herald-Dispatch in September 2007. This represents a reduction of over 54% in a period slightly less than 5 years. This debt was paid down during a significant economic downturn and severe secular decline within our printing and newspaper segments. The Company has achieved this debt reduction through a combination of earnings, cash flow, equity additions and working capital management. The Company is subject to certain restrictive financial covenants requiring the Company to maintain certain financial ratios. The Company was not in compliance with these covenants at October 31, 2011 and July 31, 2012 and therefore the Company is currently operating under a Forbearance Agreement which expires October 15, 2012. The Secured Lenders and the Company are working towards a longer term extension to the Credit Facility with a targeted maturity date within the third quarter of 2013. At this time, no agreement has been reached and we are unable to predict with any reasonable certainty the future timing or likelihood of achieving an agreement.

Mr. Reynolds concluded, “I believe the Company is taking the interim steps necessary to achieve long-term sustainability and ultimately growth. We are aware that we must address our debt situation and our pending line of credit maturity, but we ultimately believe striving to improve our core business is a fundamental component of a solution for all parties. I look forward to completing 2012 and making every reasonable effort to report a stronger 2013.”

Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion also publishes The Herald-Dispatch daily newspaper in Huntington, WV with a total daily and Sunday circulation of approximately 24,000 and 29,000, respectively. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky); Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia); Champion Output Solutions (West Virginia); Chapman- Merten Company (Kentucky and Ohio); Smith & Butterfield (Indiana and Kentucky); Champion Graphic Communications (Louisiana); Donihe Graphics (Tennessee); Blue Ridge Printing (North Carolina) and Champion Publishing (West Virginia, Kentucky and Ohio).

Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries
Summary Financial Information (Unaudited)

	Three Months ended July 31,		Nine Months ended July,
	2012	2011	2012	2011
Total Revenues	$26,340,000	$25,597,000	$80,160,000	$76,603,000
Net (loss) income from continuing operations	$(1,114,000)	$783,000	$(22,173,000)	$1,155,000
Per share data:
Net (loss) income from continuing operations
Basic and diluted	$(0.10)	$0.08	$(1.96)	$0.11
Weighted Average Shares outstanding:
Basic	11,300,000	10,173,000	11,300,000	10,050,000
Diluted	11,300,000	10,173,000	11,300,000	10,050,000

Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492